Exhibit 99.1

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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—PARTICIPANTS

Corporate Participants

Todd Fromer – Investor Relations, KCSA Strategic Communications

Alan D. Shortall – Chief Executive Officer & Director, Unilife Corp.

R. Richard Wieland – Chief Financial Officer & Executive Vice President, Unilife Corp.

Other Participants

Keith A. Markey – Analyst, Griffin Securities, Inc.

Anthony C. Petrone – Analyst, Jefferies LLC

Danielle Antalffy – Analyst, Leerink Swann LLC

Jeremy Feffer – Analyst, Cantor Fitzgerald Securities

Jeffrey S. Cohen – Analyst, Ladenburg Thalmann Securities

—MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Unilife Corporation’s Fiscal 2013 Third Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call may be recorded.

I would now like to introduce your host for today’s conference, Todd Fromer.

Sir, you may begin.

Todd Fromer, Investor Relations, KCSA Strategic Communications

Thank you. Good afternoon, everyone, and good morning to our Australian supporters. Thank you for joining us for the Unilife Corporation Fiscal 2013 Third Quarter Conference Call. Before we begin today, I would like to remind everyone that this conference call contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate to occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and not on information currently available to our management.

Our management believes that these forward-looking statements are reasonable as and when made, however, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections.

These risks and uncertainties include, but are not limited to, those described in Item 1A, Risk Factors and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports, which we filed with the Securities and Exchange Commission.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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With nothing further, I would like to now turn the call over to Mr. Alan Shortall, Chief Executive Officer of Unilife Corporation. Alan, the floor is yours.

Alan D. Shortall, Chief Executive Officer & Director

Thank you, Todd. Good afternoon and good morning to those in Australia. Before we discuss the quarter, I’m excited to tell you that we are getting ready to announce our first major long-term supply contract for the Unifill syringe. This is a significant multiyear commercial supply contract, with a major pharmaceutical customer that generates revenue immediately.

The negotiations for this agreement are complete. All terms have been agreed upon. The execution copy is being routed for signature by both parties. This agreement will establish Unilife as one of the leading supplier of pre-filled syringes in our industry. It also reaffirms all aspects of our business model.

We are scheduling a press conference in New York City to make the formal announcement in the next couple of weeks. This is the first in a series of significant revenue generating contracts that are ready to emerge from our commercial pipeline. Revenue associated with these agreements will be recognized from the July quarter onwards. I have always said that 2013 was going to be the inflection point for our business.

I am very pleased that we have turned the corner. We are now entering the period of hyper growth that will progressively build through fiscal year 2014 and beyond. I expect that over the coming year, you will see the focus of our public discussions, begin to shift from the commercial pipeline to our financials and business growth.

We therefore plan to begin providing guidance some time during fiscal 2014. This guidance will provide greater clarity to analysts and investors on our business trajectory and the revenues generated by these long-term contracts.

This supply contract for Unifill is the second in a series of agreements that we expect to announce and generate immediate revenue from. The first of these agreements was announced last month. A 15-year customization and commercial supply contract for the EZMix dual-chamber syringe that will generate up to $110 million in cumulative revenue.

I consider that some of the additional agreements announced over the coming months will be of an even greater magnitude. Given the significance and quantum value of what’s been negotiated, it is important that we take the time to ensure each agreement delivers maximum benefits for our shareholders.

In some cases, customers are targeting our products for an entire portfolio of their injectable drugs. Other customers are targeting our products for high-value drugs as part of a lifecycle management strategy to defend market share against branded biosimilar or generic competition.

These upcoming agreements encompass all products in our broad portfolio of injectable drug delivery systems. With so many transformational agreements generating revenue immediately, we have no intention of doing any secondary stock offering that would cause dilution to existing shareholders.

We have therefore agreed to terms with a major US life science financing firm for a debt funding program, which we expect to finalize later this month. This program sufficiently strengthens our balance sheet during this period, in which we transitioned towards strong and accelerating revenue growth.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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I would now like to hand the call over to our CFO, Rich Wieland, to walk us through the financial year third quarter results.

Over to you, Rich.

R. Richard Wieland, Chief Financial Officer & Executive Vice President

Thanks, Alan. As reported in our press release earlier today, our financial results for the third quarter of fiscal 2013 include revenues of $0.7 million, compared to $1.3 million for the third quarter of fiscal 2012. The decrease relates to the recognition of $0.6 million of clinical development revenue from a global pharmaceutical company related to a specialized drug device for targeted organ delivery in the third quarter of fiscal 2012.

Total net loss for the third quarter ended March 31, 2013 was $14.1 million compared to a net loss of $14.9 million for the same period last year. The decline in net loss is primarily attributable to the decrease in R&D expenses of $1.2 million as well as a decline in our general and administrative expenses of $0.4 million, partially offset by the decline in revenue as previously mentioned. We also recognized additional depreciation and amortization expense of $0.2 million in the third quarter as compared to the prior-year. Adjusted net loss for the third quarter was $9.4 million compared to an adjusted net loss of $10.7 million for the same period in fiscal 2012.

Adjusted net loss excludes, share based compensation, depreciation, and amortization and interest expense. As Alan said previously, in recognition of the advanced datas of some of these revenue generating agreements and our strong confidence in these announce – announcements being realized in the near to medium term, we’re carefully managing our cash position to minimize dilution to existing shareholders.

As of March 31, 2013, we held $9.6 million in cash, which will increase following the completion of a debt financing program and the immediate generation of revenue from customers. Last year, we expressed a commitment to reduce operating expenses. I’m pleased to report that we continue to make progress towards this goal.

As indicated by the $1.9 million or 15.7% of savings realized in our most recent quarter ending March 31, 2013 when compared to the operating expenses excluding the non-cash charges incurred in the fourth quarter ended June 30, 2012. This represented a 6.4% savings when compared against our average quarterly operating expense, excluding non-cash charges during fiscal 2012.

Now, I’d like to turn the call back over to Alan, for closing remarks.

Alan D. Shortall, Chief Executive Officer & Director

Thank you, Rich. So in summary, I would like to thank you all for your patience and support, as we’ve worked towards this key turning point in our history. From this point forward, we expect to generate accelerating recurring revenue from a large and expanding base of customers. I look forward to meeting some of you in the next couple of weeks at our press conference in New York City where we will announce more details on this major upcoming commercial supply contract for the Unifill syringe.

With that, I would like – now like to open the call up to questions.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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—QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Keith Markey of Griffin Securities. Your line is now open.

<Q – Keith Markey – Griffin Securities, Inc.>: Thank you. Thanks for taking the call. Alan I was – congratulations, I guess a little bit ahead of time for the work that you’ve done towards this new agreement. I was just wondering when you signed it, do you have to – do you anticipate expanding capacity for the Unifill?

<A – Alan Shortall – Unilife Corp.>: Yes, Keith, considerably so.

<Q – Keith Markey – Griffin Securities, Inc.>: Okay. So are we talking one or two of the production lines that you might have to add or.

<A – Alan Shortall – Unilife Corp.>: I think the – I think the easy way to say that Keith is that, this supply agreement will put us as one of the leading suppliers of pre-filled syringes in the world, not in safety pre-filled, I’m talking about pre-filled syringes. So it will be multiple lines, as we go forward with the demand that we’re now seeing for the Unifill.

<Q – Keith Markey – Griffin Securities, Inc.>: Fair enough. And can you tell us whether or not this covers the single drug or more than one?

<A – Alan Shortall – Unilife Corp.>: At this stage I can’t disclose that, I will do at the – as it becomes very obvious to the press conference.

<Q – Keith Markey – Griffin Securities, Inc.>: Okay, that’s fair. Thank you. One other question, will the debt be used for expanding your production capacity?

<A – Alan Shortall – Unilife Corp.>: The debt will be used going forward operational expenses and towards increasing the production capacity although there are a lot of facilities available to us in terms of equipment financing et cetera. And some of these deals that we have in the pipeline that you will see going into the market between now and the end of the year will have that funding attached to them also.

<Q – Keith Markey – Griffin Securities, Inc.>: Very good. Thank you very much. I’ll jump back into the queue.

<A – Alan Shortall – Unilife Corp.>: Thank you, Keith.

<A – Rich Wieland – Unilife Corp.>: Thank you, Keith. Look forward to seeing you in New York.

<Q – Keith Markey – Griffin Securities, Inc.>: Thank you.

Operator: Our next question comes from Anthony Petrone of Jefferies. Your line is now open.

<Q – Anthony Petrone – Jefferies LLC>: Thanks, gentlemen. Good afternoon. Alan, my question on the EZMix deal and the pending Unifill deal. A few months ago, the company had disclosed a portion of its pipeline in a press release around its annual shareholder meeting. I am wondering if the EZMix deal and depending Unifill deal are captured in any of those disclosed deals that you had out there earlier this year?

<A – Alan Shortall – Unilife Corp.>: Yes, they would both be in that and let me add Anthony, I believe we are very much interested to deliver what we actually said at the AGM in terms of deals and possibly more even.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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<Q – Anthony Petrone – Jefferies LLC>: Okay. So when we look at – take the Unifill deal – first the pending deal, does that include – or do you foresee that including any upfront payments or is it going to be similar to EZMix where we will sort of get the lifetime – the lifetime length of the contract, but not necessarily when we would get revenue flow from it?

<A – Alan Shortall – Unilife Corp.>: We’ll get immediate revenue flow, there will be funding attached to it and that’s why, because of the combination of that with the debt funding which put us in a balance sheet at very strong place.

<Q – Anthony Petrone – Jefferies LLC>: And when you say immediate revenue flow that’s commercial revenue flow and not anything on the development side?

<A – Alan Shortall – Unilife Corp.>: I can’t answer that Antony, it will become obvious at the press conference, but it will – it will have a significant – significant contribution to our cash position.

<Q – Anthony Petrone – Jefferies LLC>: All right. And the last one from me, and I’ll hop off, if we look at 2014 and 2015, fiscal 2014 and fiscal 2015, how should we be thinking about gross margins overall, just given the mix of announced deals, they all seem to be for different products, which each carry a different margin structure. So how should we be thinking about the overall gross margin structure, as revenues start to come in? Thanks a lot.

<A – Alan Shortall – Unilife Corp.>: Well, thank you Antony. I’ve got – rather than looking at gross margin because of the various products we have and the various deal structures we have. I think it’s more important to focus on operating margin. As we go forward in the next three, four years, we want to be looking at a blended operating margin north of 40%. And when you put that in conjunction with 10 years, 12 years, 15 year supply contracts; this becomes a very attractive robust financial model.

<Q – Anthony Petrone – Jefferies LLC>: Yes, yes, okay. Thanks.

<A – Alan Shortall – Unilife Corp.>: Thanks, Anthony.

Operator: Our next question comes from Danielle Antalffy of Leerink Swann. Your line is now opened.

<Q – Danielle Antalffy – Leerink Swann LLC>: Can you hear me okay?

<A – Alan Shortall – Unilife Corp.>: Yes, Danielle, how are you?

<Q – Danielle Antalffy – Leerink Swann LLC>: I’m good. Thanks. How are you?

<A – Alan Shortall – Unilife Corp.>: Good.

<Q – Danielle Antalffy – Leerink Swann LLC>: Just a quick question, congrats on, it seems like momentum is starting to pick up on the deal front. I was just wondering Alan, as the momentum starts to pickup, have you noticed any change in the other negotiations that are ongoing i.e. are now that you guys have a little bit more leverage and are starting to build the track record here. Do you see that helping you move the other negotiations along maybe faster?

<A – Alan Shortall – Unilife Corp.>: Yes, Danielle, I probably have got a very good understanding how you felt at some times in your life being the prettiest woman at the ball and everybody wanting to dance with you. We’ve actually got – the momentum has switched in the marketplace, where the pharmaceutical companies now are realizing the level of contribution we can make to strengthen the market share, increase the market share, increase the revenues.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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And there’s somewhat of an urgency about trying to actually get the business in place with us to protect themselves from the competition getting there before them. So, we increased our commercial sales team in October last. We’ve now got five of the top sales people and these are seasoned, MBA professionals been selling to the pharmaceutical industry for the last 10 or 20 years and the momentum has switched completely in the market for us.

<Q – Danielle Antalffy – Leerink Swann LLC>: Great. And Alan I wish I was the prettiest girl at the ball. Thank you.

<A – Alan Shortall – Unilife Corp.>: Thanks.

<Q – Danielle Antalffy – Leerink Swann LLC>: Just a quick question on the manufacturing front, appreciating you do have to build capacity. The lines that you have up now, I mean, what are yields on those lines and sort of – I’m just trying to get a sense of how comfortable you are with the deals that you sign now about your ability to supply?

<A – Alan Shortall – Unilife Corp.>: Yes. Look the current supply line, the first line we have in place with Unifill is they’re capable of producing 70 million units a year. The next line we put in place will be approximately 180 million to 200 million capacity and each line going forward will have a similar capacity. There’s not a technical challenge now in ramping our production, it’s really one of replication going forward. So, it’s not going to be difficult for us to do so.

<Q – Danielle Antalffy – Leerink Swann LLC>: Okay, great. Thanks so much guys for taking the questions.

<A – Alan Shortall – Unilife Corp.>: Thanks, Danielle.

Operator: Thank you. Our next question comes from Jeremy Feffer of Cantor Fitzgerald. Your line is now open.

<Q – Jeremy Feffer – Cantor Fitzgerald Securities>: Hi, good afternoon, thanks for taking my question. I just wanted to follow-up on Danielle’s question on capacity. So just to be clear, the fact that you have to ramp up capacity is not hindering any further negotiations you have with other potential partners, correct?

<A – Alan Shortall – Unilife Corp.>: No, not at all. It’ll be just incremental going forward and we have a plan in place. We can put a line in place with I’ll just say average about 180 million to 200 million unit capacity and put that in place within 12 months. So it won’t be difficult to meet the demand going forward.

<Q – Jeremy Feffer – Cantor Fitzgerald Securities>: Okay. And then on the EZMix deal, at what point will you be able to disclose more details, i.e. either the name of the partner or the drug category?

<A – Alan Shortall – Unilife Corp.>: This is always a challenge for us and pharmaceutical companies are notoriously private in terms of their business and not wanting their competition to know it. And obviously, we’re always eager as much as we can, to give as much information to the market particularly with these major pharmas, where we’re dealing with them.

And with that in mind it’s the customer that makes a decision to us to what we can and can’t disclose. And obviously any press release we put out, whether we actually mention that customer or not, we always get clearance from that customer in terms of what the content is.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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And so this – on this basis it was a customer’s requirement not to give too much – any more information than we did. But as the pharmaceutical company moves forward, I think that might change in the next 6, 12 months, but it will be their decision.

But I do believe, I mean, to be honest, Jeremy at the moment. We’re sitting with a hand of aces at this stage. I wish I could share with the market more of what really is going on in the background, but some of these deals we’re going to be rolling out over the next few months and certainly before – between now and the end of the year there will a number of what I would consider very, very large transactions that are going into the market.

<Q – Jeremy Feffer – Cantor Fitzgerald Securities>: Okay.

<A – Alan Shortall – Unilife Corp.>: So with that in mind – and I believe with those larger transactions, we will be in a position to be able to actually announce the pharmaceutical company names et cetera with them. It varies from deal to deal.

<Q – Jeremy Feffer – Cantor Fitzgerald Securities>: Okay, no, I appreciate that color. And, then just one final one from me, again, just so I’m clear, this new debt facility that you’ll announce shortly. You’re saying that between this facility and the contract that you will announce in the coming weeks should be sufficient now to carry you through commercialization?

<A – Alan Shortall – Unilife Corp.>: I’m not going to say definitively, but we have no intention of doing any follow-on offering. And I believe this funding will get us definitely through well into next year and with some of the deals coming through, I believe it is every likelihood that it would see us right through commercialization all the way.

<Q – Jeremy Feffer – Cantor Fitzgerald Securities>: Okay, that’s very helpful. I appreciate that.

<A – Alan Shortall – Unilife Corp.>: Thank you very much, Jeremy.

Operator: Our next question comes from Jeffrey Cohen of Ladenburg Thalmann. Your line is now open.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Hi, thanks for taking my questions.

<A – Alan Shortall – Unilife Corp.>: Hi, Jeffrey. How are you?

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: I am doing just fine. So could you give us a little bit of color on pipeline as compared to last quarterly’s call beside the EZMix and this recently announced deal?

<A – Alan Shortall – Unilife Corp.>: Well, as I said earlier, we will be – I believe we will meet the target we put out at the Annual General Meeting. I think that number’s around 12, we’ve put out 2 already. Unfortunately, it will be very nice if we could actually space these very timely, but unfortunately it doesn’t always work that way.

I do believe we’ve got a number that are in the pipeline, going to come out fairly quickly now. But in terms – these are for – right across our whole platform range, where we’ve got six platforms now. You’re going to see these deals coming out pretty much all across that platform, and there – some of these deals will be very, very large deals.

And we know we’ve been selected, we know there’s no doubt in our mind, or in the pharmaceutical companies’ minds in terms of these deals being completed, and in fact in some cases, pharmaceutical companies have assets to continue work for us, we get agreements in place, and of course to build a relationship, we’re very happy to do that.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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So you’re going to see it, and the deal was – last year we put up with EZMix it’s a very good indication of the substance of these deals for a 15 year supply contract. So not many companies, actually, you’re going to have a 15 year supply contract in place, heading towards blended operating margins north of 40%, and then having royalties from the sales of therapeutics as well. That’s a really good blend.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: But correct me if I’m wrong. The EZMix deal was for a compound still in clinical development?

<A – Alan Shortall – Unilife Corp.>: It’s a – it’s an approved, it’s already approved drug. And there is some clinical requirement around it, and I can’t say any more than that, but it’s a very, very low risk.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Got it, okay. And could you, Richard, could you talk about the cash burn from this quarter please?

<A – Rich Wieland – Unilife Corp.>: The cash burn for the quarter was roughly equivalent to the last quarter, is what I can say, as I mentioned in the comments, we actually – burn is down a little bit to reduced R&D and G&A.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Okay, but it’s not specifically broken out?

<A – Rich Wieland – Unilife Corp.>: It was in the press release.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: It is, okay. And could you talk about the size of the debt financing, what size debt financing do you perceive as doing in order to facilitate the ongoing operations?

<A – Alan Shortall – Unilife Corp.>: Well I can’t release that information at the moment. That will be when that transaction is completed in the next few weeks that will be released. And what it’s – it’s enough – as I said earlier and speaking to Jeremy that it will be enough combined with some of the funds that are going to be coming from the deals to see us into next year, and very likely in fact might see us all the way through and into cash flow positive with some of the deals and some of that we are currently negotiating with the fees attached to them.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Okay, got it. And for – you’re saying – just a couple of more questions, so this deal for the syringes is this for – it’s for all pre-filled syringes?

<A – Alan Shortall – Unilife Corp.>: I’m not sure I understand you.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: The deal that you are pre-announcing today?

<A – Alan Shortall – Unilife Corp.>: So as a deal that we will be announcing...?

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Is it for Unifill?

<A – Alan Shortall – Unilife Corp.>: For Unifill.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: It’s for Unifill, not pre-filled?

<A – Alan Shortall – Unilife Corp.>: Well, the Unifill is our safety integrated pre-filled syringe.

Unilife Corp.	UNIS	Q3 2013 Earnings Call	May 9, 2013
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<Q – Jeff Cohen – Ladenburg Thalmann Securities>: But the filling will not be done in New York?

<A – Alan Shortall – Unilife Corp.>: So we don’t do this. What we do...

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: That’s right.

<A – Alan Shortall – Unilife Corp.>: We actually supply three components to the pharmaceutical companies, and the barrels there is plunger seal and the plunger separately. So the barrels then go into the pharmaceutical companies filling division. They fill them and the robots put in the seal and then put in the plunger. They complete the assemblies themselves.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Okay. And for the fourth quarter, should we anticipate any material revenues from the company?

<A – Alan Shortall – Unilife Corp.>: We haven’t given guidance, and we will be – we will be recognizing revenue going into this quarter, but going into the first quarter 2014 that’s where you’ll start to see a significant ramp up in revenues.

<Q – Jeff Cohen – Ladenburg Thalmann Securities>: Okay. Got it, perfect. Thank you very much.

<A – Alan Shortall – Unilife Corp.>: Okay. Thank you, Jeffrey.

Operator: Thank you. And at this time, I’m not showing any further questions. So I would like to turn this call back to management for any further remarks.

Alan D. Shortall, Chief Executive Officer & Director

Thank you. Thank you everybody for joining us today. As I said, it is a very exciting time for us. We have turned the corner and it’s nice to be sitting here with the aces in our hand. Thank you everybody.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone have a great day.